Exhibit 99.2

Capitalized terms in this Exhibit 99.2 have the meanings set forth in the accompanying Form 8-K.  The information furnished in this Exhibit 99.2 was prepared by Ascent and MONI solely in connection with the Consenting Noteholders’ evaluation of the Transactions and at the request of the Consenting Noteholders and is furnished herein only because it was provided to the Consenting Noteholders. The information was not prepared with a view toward public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts.

The projections included in the information furnished in this Exhibit 99.2 do not purport to present financial condition in accordance with accounting principles generally accepted in the United States. Ascent’s and MONI’s registered public accounting firms have not examined, complied, reviewed, or otherwise applied any procedures to the projections and, accordingly, did not and do not express an opinion or any other form of assurance or comfort with respect to the projections. While they may be presented with numeric specificity, the projections reflect numerous assumptions made by Ascent’s and MONI’s management and their advisors with respect to financial condition, business and industry performance, general economic, market and financial conditions, and other matters, all of which are difficult to predict, may have been valid at the time generated, and many of which are beyond Ascent’s and MONI’s control. Ascent and MONI consider the assumptions to be reasonable as of the Current Report on Form 8-K to which this is an exhibit, but there can be no assurance that the assumptions made in preparing the projections have been proven or will prove accurate.

It is expected that there will be differences between actual and projected results. The differences may be material due to the occurrence of unforeseen events that occurred subsequently to the preparation of the projections. The inclusion of the projections herein should not be regarded as an indication that Ascent, MONI or their representatives consider the projections to be a reliable predictor of future events and the projections should not be relied upon as such. Neither Ascent, MONI nor their representatives (i) have made or make any representation to any person regarding Ascent’s and MONI’s ultimate performance compared to the projections or (ii) undertake any obligation to update the projections to reflect changes in circumstances after the date on which Ascent and MONI originally made the projections or to reflect the expectation or varying future events, even if any or all of the assumptions underlying the projections are shown to be in error.

The following table presents certain of MONI’s projected results for the years ending December 31, 2018 and 2019.

	Year Ending December 31,
	2018 Forecasted	2019 Forecasted
	($ in thousands)
Total Revenue	$539,912	$541,426

Adjusted EBITDA	$284,587	$278,276

Memo:
Accounts Created	130,409	139,430
EOP RMR	$42,463	$42,414
End of Period Accounts	948,321	943,306
Unit Attrition %	16.05%	14.67%
RMR Attrition %	14.70%	14.09%
Purchase of Accounts (Including Cap. Creation Cost)	$144,246	$137,049

Dealer Channel
Dealer Accounts Created	62,552	66,192
Bulk Account Adds	19,683	3,375
Total Dealer Accounts Created	82,235	69,567

End of Period Accounts	842,050	784,948
EOP RMR	$38,824	$36,914

MONI Direct (incl. Nest)
Accounts Created / Added	48,174	69,863

End of Period Accounts	106,271	158,359
EOP RMR	$3,639	$5,500

MONI evaluates the performance of its operations based on financial measures such as revenue and “Adjusted EBITDA.” MONI defines Adjusted EBITDA as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. MONI believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by MONI’s management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.  Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which MONI’s covenants are calculated under the agreements governing its debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of MONI’s results of operations nor of cash flows available to fund all of its cash needs.  It is, however, a measurement that MONI believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by MONI should not be compared to any similarly titled measures reported by other companies.  The following table presents a reconciliation of Adjusted EBITDA to net loss.

	Year Ending December 31,
	2018 Forecasted	2019 Forecasted
	($ in thousands)
Net Loss	$(323,059)	$(113,723)
Depreciation/Amortization	226,238	212,656
Interest Expense	158,202	171,918
Income Tax	6,678	7,873
Loss on Goodwill Impairment	214,400	—
Other Non cash Items	2,129	(448)
Adjusted EBITDA	$284,587	$278,276